EXHIBIT 16



                                                        April 9, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE: File No. 0-9416


Ladies and Gentlemen:


We were engaged as the principal accountants for WCM Capital, Inc. (the "Company") on November 1, 2000. We were informed that we were dismissed as the principal accountants for the Company on April 9, 2001. During the period from November 1, 2000 through April 9, 2001, we did not audit and, accordingly, we did not issue any reports on any financial statements of the Company. We have read the Company's statements included pursuant to Item 4 in its Form 8-K Current Report dated April 9, 2001. At the request of the Company, we hereby state that we agree with the statements included in the first paragraph of Item 4 that relate to our firm.


                                                        Very truly yours,


                                                        J. H. COHN LLP